Exhibit 5.1
Holland & Knight LLP
One East Broward Boulevard
Suite 1300
Fort Lauderdale, Florida 33301
May 12, 2009
Steel Vault Corporation
1690 South Congress Avenue
Suite 200
Delray Beach, FL 33445
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed by Steel Vault Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,000,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, which may be issued by the Company to participants in the Company’s 2009 Stock Incentive Plan (the “Plan”).
In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation, as amended, of the Company, (iii) the Second Amended and Restated By-laws of the Company, (iv) the Plan, (v) the resolutions of the Board of Directors of the Company in connection with the Registration Statement, and (vi) the resolutions of the Board of Directors of the Company, or the Compensation Committee of such Board, in connection with the Plan. We also examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
Based upon and subject to the foregoing, and having regard for such legal considerations that we deem relevant, it is our opinion that the Shares which will be issued pursuant to the Plan have been duly authorized, and, assuming no change in relevant facts, when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Shares are issued in accordance with the Plan, and (iii) the requisite consideration for such issuance has been received by the Company, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.
The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Holland & Knight LLP
HOLLAND & KNIGHT LLP